Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
July 29, 2014

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric announces second quarter results

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $35 million, or 43 cents per diluted share, for the second quarter of 2014. This compares with a net loss of $22 million, or 29 cents per diluted share, for the second quarter of 2013. The increase in earnings primarily reflects the impact of two expenses in the second quarter of 2013 - the Cascade Crossing transmission project write off and an industrial customer refund - totaling 49 cents when including the full year of tax benefits.

Excluding these two items, second quarter 2013 non-GAAP adjusted earnings per share would have been 20 cents per diluted share. Earnings per diluted share for the second quarter of 2014 were 23 cents higher than the non-GAAP adjusted earnings per diluted share for the second quarter of 2013 primarily due to the alignment of revenues and operating expenses as authorized in the 2014 general rate case and increased allowance of equity funds used during construction for the company’s three new generating resources.

“PGE continues to demonstrate strong operational performance across the company in 2014,” said Jim Piro, president and chief executive officer. “Construction of our three new generating resources is proceeding on time and on budget, our 2015 general rate case is progressing on schedule, and our financial performance is in line with our expectations.”

Company updates

•	Generation projects: Construction is progressing smoothly on all three generation projects selected last year through the competitive RFP processes.

◦
Port Westward Unit 2—All twelve engines are now installed at Port Westward Unit 2, a 220 megawatt natural gas-fired capacity resource, and initial testing will begin later this summer. The plant is expected to be placed in service in the first quarter of 2015 at an estimated cost of $300 million, excluding allowances for funds used during construction.

◦
Tucannon River Wind Farm—Construction of all 116 turbine foundations is complete at Tucannon River Wind Farm, a 267 megawatt wind farm in southeastern Washington, and turbine erection has begun. The wind farm is expected to be placed in service between December 2014 and March 2015 at an estimated cost of $500 million, excluding AFDC.

◦	Carty Generating Station—Foundations are being poured at Carty Generating Station, a 440 megawatt natural gas-fired baseload power plant, and heat recovery steam generator construction will begin soon. The plant is expected to be placed in service mid-2016 at an estimated cost of $450 million, excluding AFDC.

•
General rate case filing: In February of this year, PGE filed a general rate case primarily requesting recovery of incremental costs to bring Port Westward Unit 2 and Tucannon River Wind Farm into service. The request originally proposed an $81 million increase in revenue requirements and included a return on equity of 10 percent, a capital structure of 50 percent debt and 50 percent equity, and an average rate base of $3.9 billion.

On July 16, 2014, PGE filed testimony supporting a revised revenue requirement increase of $31 million, which reflects the impacts of stipulations reached to-date with Staff and interveners, updates to 2015 power cost and load forecasts, and other updates. The cost of long-term debt and the capital structure have been settled, while the return on equity and modifications to the PCAM are among things yet to be resolved. PGE expects the Oregon Public Utility Commission to issue a final order with approved price changes before the end of 2014 for prices effective early 2015.

Second quarter operating results

Retail revenues increased $23 million, or 6 percent, to $396 million for the second quarter of 2014 from $373 million for the second quarter of 2013. The increase consisted of:

•	$14 million resulting from the January 1, 2014 price increase authorized by the OPUC in the company’s 2014 general rate case;

•	$9 million due to an industrial customer refund recorded in the second quarter of 2013; and

•	$5 million related to the collection of costs deferred in 2012 related to four capital projects beginning January 1, 2014 (offset in depreciation and amortization); partially offset by

•	$3 million decrease related to various items, including the decoupling mechanism and other supplemental tariff changes; and

•
$2 million decrease related to lower volumes of energy delivered in the second quarter of 2014 compared with the second quarter of 2013. Residential and industrial energy deliveries declined 1.8 percent and 0.7 percent, respectively, while commercial energy deliveries increased 1.0 percent.

Net variable power cost, which consists of purchased power and fuel expense net of wholesale revenues, decreased approximately $10 million for the second quarter of 2014 compared with the second quarter of 2013. The decrease was due to a 7 percent decline in total system load, a 3 percent decline in the average variable power cost per MWh and a 22 percent increase in the average wholesale sales price, partially offset by a 34 percent decrease in wholesale sales volume. The decrease in the average variable power cost was driven by the economic displacement of a greater amount of thermal generation with purchased power during the second quarter of 2014 relative to the second quarter of 2013, combined with an increase in energy received from wind generating resources. For the second quarters of 2014 and 2013, actual NVPC was $11 million and $13 million, respectively, below baseline NVPC (which is included in customer prices).

Production and distribution expense increased $3 million, or 5 percent, in the second quarter of 2014 compared with the second quarter of 2013, primarily due to an increase in costs associated with the company’s ownership of Boardman. On December 31, 2013, PGE’s ownership of Boardman increased from 65 percent to 80 percent.

Cascade Crossing transmission project consists of $52 million of costs charged to expense in the second quarter of 2013 that were previously capitalized in connection with this project.

Depreciation and amortization expense increased $11 million, or 18 percent, in the second quarter of 2014 compared with the second quarter of 2013, with $8 million related to timing of the deferral and amortization of costs of four capital projects as authorized in the company’s 2011 General Rate Case. In the second quarter of 2013, PGE deferred $4 million of costs related to these four projects and in the second quarter of 2014, the company recorded $4 million of amortization expense related to the recovery of these costs (offset in retail revenues). In addition, capital additions increased depreciation and amortization expense by $4 million.

Interest expense decreased $2 million, or 8 percent, in the second quarter of 2014 compared with the second quarter of 2013, as a $4 million decrease related to higher AFDC from the construction of three new generation projects, was partially offset by an increase related to a higher average balance of debt outstanding.

Other income, net increased $7 million in the second quarter of 2014 compared with the second quarter of 2013 due to an increase in AFDC from the higher average CWIP balance.

Income tax expense was $10 million in the second quarter of 2014 compared with a benefit of $11 million in the second quarter of 2013. The change is primarily due to the increase in the annual estimated pre-tax income for 2014 compared to 2013, which was driven by the charge to expense related to Cascade Crossing and an industrial customer refund recorded in 2013, offset by a favorable income tax benefit in 2014 related to an increase in the allowance for equity funds used during construction.

2014 earnings guidance

PGE is affirming full-year 2014 earnings guidance of $2.05 to $2.20 per diluted share, based on the following assumptions:

•	Average hydro conditions;

•	Wind generation based on historical levels;

•	Normal thermal plant operations;

•	Colstrip Unit 4 replacement power costs of $1.5 million in January;

•	Operating and maintenance costs between $480 and $500 million;

•	Depreciation and amortization expense between $295 and $305 million; and

•	Capital expenditures of approximately $1 billion.

Second quarter 2014 earnings call and web cast — Jul. 29

PGE will host a conference call with financial analysts and investors on Tuesday. Jul. 29, at 11 a.m. ET. The conference call will be webcast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Tuesday, Jul. 29 through Tuesday, Aug. 5.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of operations, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 842,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues, net	$423	$403	$916	$876
Operating expenses:
Purchased power and fuel	142	156	326	348
Production and distribution	67	64	121	115
Cascade Crossing transmission project	—	52	—	52
Administrative and other	56	55	110	109
Depreciation and amortization	73	62	148	124
Taxes other than income taxes	27	25	55	52
Total operating expenses	365	414	760	800
Income (loss) from operations	58	(11)	156	76
Interest expense (1)	23	25	48	50
Other income:
Allowance for equity funds used during construction	9	2	15	4
Miscellaneous income, net	1	1	—	2
Other income, net	10	3	15	6
Income (loss) before income tax expense (benefit)	45	(33)	123	32
Income tax expense (benefit)	10	(11)	30	6
Net income (loss)	35	(22)	93	26
Less: net loss attributable to noncontrolling interests	—	—	—	(1)
Net income (loss) attributable to Portland General Electric Company	$35	$(22)	$93	$27

Weighted-average shares outstanding (in thousands):
Basic	78,183	75,935	78,154	75,772
Diluted	80,051	75,935	79,742	75,893
Earnings (loss) per share:
Basic	$0.44	$(0.29)	$1.19	$0.36
Diluted	$0.43	$(0.29)	$1.16	$0.36
Dividends declared per common share	$0.280	$0.275	$0.555	$0.545

(1) Includes an allowance for borrowed funds used during construction of	$5	$1	$9	$2

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$97	$107
Accounts receivable, net	121	146
Unbilled revenues	74	104
Inventories	85	65
Regulatory assets—current	38	66
Other current assets	98	103
Total current assets	513	591
Electric utility plant, net	5,324	4,880
Regulatory assets—noncurrent	399	464
Nuclear decommissioning trust	83	82
Non-qualified benefit plan trust	33	35
Other noncurrent assets	47	49
Total assets	$6,399	$6,101

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$181	$173
Liabilities from price risk management activities - current	32	49
Current portion of long-term debt	70	—
Accrued expenses and other current liabilities	174	171
Total current liabilities	457	393
Long-term debt, net of current portion	2,071	1,916
Regulatory liabilities—noncurrent	913	865
Deferred income taxes	613	586
Unfunded status of pension and postretirement plans	160	154
Non-qualified benefit plan liabilities	101	101
Asset retirement obligations	105	100
Liabilities from price risk management activities—noncurrent	83	141
Other noncurrent liabilities	24	25
Total liabilities	4,527	4,281
Total equity	1,872	1,820
Total liabilities and equity	$6,399	$6,101

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$93	$26
Depreciation and amortization	148	124
Capitalized costs expensed related to Cascade Crossing	—	52
Other non-cash income and expenses, net included in Net income	37	30
Changes in working capital	24	47
Net cash provided by operating activities	302	279
Cash flows from investing activities:
Capital expenditures	(501)	(260)
Other, net	7	1
Net cash used in investing activities	(494)	(259)
Cash flows from financing activities:
Net issuance of long-term debt	225	98
Proceeds from issuance of common stock, net of issuance costs	—	47
Maturities of commercial paper, net	—	(17)
Dividends paid	(43)	(41)
Net cash provided by financing activities	182	87
Change in cash and cash equivalents	(10)	107
Cash and cash equivalents, beginning of period	107	12
Cash and cash equivalents, end of period	$97	$119

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues (dollars in millions):
Retail:
Residential	$188	$179	$445	$425
Commercial	159	150	317	299
Industrial	53	54	105	105
Subtotal	400	383	867	829
Other retail revenues, net	(4)	(10)	(2)	(6)
Total retail revenues	396	373	865	823
Wholesale revenues	17	21	34	37
Other operating revenues	10	9	17	16
Total revenues	$423	$403	$916	$876

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,552	1,580	3,726	3,809
Commercial	1,675	1,663	3,326	3,321
Industrial	785	794	1,525	1,555
Total retail energy sales	4,012	4,037	8,577	8,685
Retail energy deliveries:
Commercial	139	133	269	262
Industrial	272	270	533	533
Total retail energy deliveries	411	403	802	795
Total retail energy sales and deliveries	4,423	4,440	9,379	9,480
Wholesale energy deliveries	512	771	893	1,311
Total energy sold and delivered	4,935	5,211	10,272	10,791

Number of retail customers at end of period:
Residential			735,153	727,793
Commercial			106,139	105,242
Industrial			200	204
Direct access			438	511
Total retail customers			841,930	833,750

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	367	794	1,600	2,155
Natural gas	43	228	991	1,204
Total thermal	410	1,022	2,591	3,359
Hydro	448	436	981	917
Wind	404	384	621	629
Total generation	1,262	1,842	4,193	4,905
Purchased power:
Term	2,562	2,571	3,782	3,881
Hydro	489	508	867	901
Wind	102	111	165	177
Spot	294	19	1,041	703
Total purchased power	3,447	3,209	5,855	5,662
Total system load	4,709	5,051	10,048	10,567
Less: wholesale sales	(512)	(771)	(893)	(1,311)
Retail load requirement	4,197	4,280	9,155	9,256

	Heating Degree-days		Cooling Degree-days
	2014	2013	2014	2013
First quarter	1,891	1,902	—	—
Average	1,864	1,850	—	—
Second quarter	530	593	57	82
Average	713	721	70	68
Year-to-date	2,421	2,495	57	82
Year-to-date average *	2,577	2,571	70	68
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).